UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

PETROLEUM DEVELOPMENT CORPORATION
(Exact name of registrant as specified in its charter)
(Doing Business as PDC Energy)

Nevada	0-7246	95-2636730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 860-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 22, 2011, Petroleum Development Corporation (dba PDC Energy) (the “Company”), a Nevada corporation, first reported that the Company had executed a Purchase and Sale Agreement with COG Operating LLC (“COG”), a wholly owned subsidiary of Concho Resources Inc. (NYSE:CXO), dated December 20, 2011, pursuant to which COG agreed to purchase from the Company its core Permian Basin oil and gas properties, leasehold mineral interests and related assets for approximately $173.9 million, subject to customary adjustments, including adjustments based on title and environmental diligence to be conducted by COG. This transaction is scheduled to close on February 28, 2012. The effective date of the closing will be November 1, 2011 and all proceeds and certain customary operational costs and expenses attributable to these assets will be apportioned between the Company and COG according to such date. Additionally, during the fourth quarter of 2011, the Company completed the sale of its non-core Permian Basin assets through a clearinghouse to various unrelated third parties for a net consideration of $12.8 million. Following the closing on the transaction for its core Permian assets, the Company will be completely divested of its Permian assets.

Item 9.01. Financial Statements and Exhibits

(b) Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 to reflect the divestitures of the Company's Permian Basin assets are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

99.1	Pro Forma Financial Information

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2012

PETROLEUM DEVELOPMENT CORPORATION
By:	/s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pro Forma Financial Information